Exhibit 99.1

STERIS CORPORATION

NEWS ANNOUNCEMENT

FOR IMMEDIATE RELEASE

STERIS CORPORATION ANNOUNCES

FISCAL 2005 THIRD QUARTER RESULTS

Revenues increase 4%, operating income up 6%, net income at $0.35 per diluted share

Company announces strategic actions in Life Sciences segment

Mentor, Ohio (January 26, 2005) - STERIS Corporation (NYSE: STE) today announced financial results for its fiscal 2005 third quarter ended December 31, 2004. Fiscal 2005 third quarter revenues were $284.4 million, an increase of 4% compared with the third quarter of fiscal 2004. Revenue growth in the quarter was driven by strong growth in the Healthcare and Isomedix business segments. Healthcare results included the acquisition of Albert Browne Limited, which contributed 1% to the overall growth rate.

Operating income increased 6% to $39.9 million in the quarter compared with the same period last year. Operating income growth was driven by double digit growth in Healthcare and Isomedix, which was partially offset by declines in the Life Sciences business.

Net income for the third quarter was $24.5 million, or $0.35 per diluted share, compared with net income of $27.1 million, or $0.38 per diluted share, in the third quarter of fiscal 2004. The decline in net income reflects a significantly higher effective tax rate.

For the first nine months of fiscal 2005, revenues increased 2% to $804.0 million compared with the same period of fiscal 2004. Operating income for the first nine months of the year was $98.8 million compared with $96.4 million in the same period last year. For the first nine months of fiscal 2005, net income was $61.0 million, or $0.87 per diluted share, compared with $63.9 million, or $0.91 per diluted share in the same period of fiscal 2004.

STERIS Corporation

News Announcement

“In our third quarter, we experienced improving year-over-year demand in our Healthcare segment, particularly for capital equipment, and continued strong growth in our Isomedix contract sterilization segment,” said Les C. Vinney, STERIS’s President and Chief Executive Officer. “In contrast, our Life Sciences segment continues to be impacted by significantly lower year-over-year demand for capital equipment and resulting weak bottom-line performance. Over this past quarter, we have set in motion steps to raise the level of our Life Sciences business’ performance and create a more focused strategic approach to our pharmaceutical, biopharmaceutical and research customer base. These steps include potentially selling specific capital equipment product lines and their associated assets which are not leveraging our core product offering in sterilization, washing and decontamination products and services.”

Life Sciences Strategy

The Company has completed a detailed analysis of our customers’ needs in the Life Sciences segment and identified several steps to reshape the segment’s product portfolio and improve profitability. The Company has completed the first step of this process with the sale of its Detach™ product line (automated cleaning systems for comparative medicine) subsequent to the end of the quarter. In addition, the Company is exploring the sale of its lyophilizer (freeze dryer), pure steam generator, and water still product lines. The Company believes these product lines, which account for approximately 30% of Life Sciences segment revenues, are a better strategic fit with new owners that focus more directly on these product categories. These divestitures would enable STERIS to dedicate more management resources to further develop its core sterilization, washing and decontamination product offering to the pharmaceutical, biopharmaceutical, and research markets. Assuming all of these steps are executed during fiscal 2006, management anticipates a reduction in pre-tax earnings of approximately $2.0 to $3.0 million, excluding any gain or loss from asset sales. In the first full fiscal year following completion, the Company expects these steps to add approximately $3.0 to $5.0 million in pre-tax earnings.

The Company will discuss these steps during its earnings conference call this morning. Details on how to access the call are listed at the end of this release.

STERIS Corporation

News Announcement

Total Company Costs and Expenses

Gross profit margin in the fiscal 2005 third quarter was 42.0%, the same rate as in the prior year third quarter. Strong margin growth in Isomedix was offset by continued weakness in Life Sciences as a result of volume declines.

Total operating expenses for the third quarter of fiscal 2005 were $79.7 million, compared with $77.3 million in the same quarter of fiscal 2004, an increase of 3%, primarily reflecting increased research and development spending. Research and development expenditures totaled $9.2 million for the quarter, an increase of 20% compared with the third quarter last year. As a percentage of revenues, selling, general and administrative expenses declined to 24.8% compared with 25.4% in the third quarter last year.

The effective tax rate in the quarter was 37.7% compared with 27.5% in the third quarter of fiscal 2004. A reduction in international profitability, stemming from the Life Sciences results, limited the Company’s ability to use foreign tax credits in fiscal 2005. For the full fiscal year, the Company currently anticipates that the tax rate will be approximately 37.0% compared with 31.7% for fiscal year 2004.

Cash Flow

Cash provided by operations in the third quarter of fiscal 2005 was $37.7 million, the same amount as in the third quarter of fiscal 2004. Free cash flow (see attached reconciliation table) was $24.4 million in the third quarter of fiscal 2005, compared with free cash flow of $17.1 million in the prior year third quarter, reflecting lower levels of capital spending. Capital expenditures in the third quarter of fiscal 2005 were $13.3 million, compared with $20.6 million in last year’s third quarter reflecting a lower level of investment in facility expansions and information technology improvements. Cash provided by operations in the first nine months of fiscal 2005 was $99.1 million, compared with $67.2 million in the fiscal 2004 period, driven by changes in working capital. Free cash flow was $60.3 million for the first nine months of fiscal 2005 compared with $18.8 million in the same period of fiscal 2004.

STERIS Corporation

News Announcement

Third Quarter Segment Results

Healthcare revenues for the third quarter increased 9% to $204.9 million, including acquisitions, which contributed approximately $4 million of revenue in the quarter. The increase in Healthcare revenue was primarily driven by double-digit revenue growth in capital equipment as demand strengthened in the United States hospital market. Healthcare segment operating income increased 21% to $38.1 million for the quarter compared with the third quarter of last year, reflecting increased volume.

Life Sciences third quarter revenues were $54.5 million, a decline of 15% compared with the third quarter of fiscal 2004. The decline in revenue reflects a continued lower level of demand for capital equipment in Europe as well as weakness in the United States. The segment recorded an operating loss of $3.1 million in the quarter, compared with a segment operating profit of $3.3 million in the same period last year, reflecting significantly lower volume levels.

Third quarter revenues for Isomedix Services increased 14% to a record $24.9 million compared with the prior year third quarter. Revenue growth stemmed from higher utilization of facility expansions completed in the second quarter of fiscal 2004, and strong near-term demand stemming from reduced industry processing capacity. Segment operating profit increased significantly to $5.0 million compared with $3.2 million in the prior year quarter, due primarily to increased volume and improvements in processing efficiencies. Subsequent to the end of the quarter, the Company announced that it had completed an agreement to acquire certain assets from Cosmed Group, Inc., which will be included in fiscal 2005 fourth quarter results.

Outlook

Based on anticipated trends for the remainder of the fiscal year, the Company currently expects fiscal 2005 revenue growth of 2% to 3% compared with fiscal 2004, and earnings to be in the range of $1.28 to $1.30 per diluted share. For the fourth quarter of fiscal 2005, the Company currently anticipates revenue growth of 5% to 6% compared with the fiscal 2004 fourth quarter, and earnings in the range of $0.41 to $0.43 per diluted share.

STERIS Corporation

News Announcement

Conference Call

In conjunction with this press release, STERIS Corporation management will host a conference call today at 10:00 a.m. Eastern time. The conference call can be heard live over the Internet at www.steris.com (click on “Investor Relations” and then click on the link provided) or via phone by dialing 1-888-392-9976 in the United States and Canada, and 1-210-839-8500 internationally, then referencing the password “STERIS” and the conference leader’s name, “Aidan Gormley.”

For those unable to listen to the conference call live, a replay will be available from 12:00 p.m. Eastern time on January 26, 2005, until 5:00 p.m. Eastern time on February 9, 2005, either over the Internet at www.steris.com (click on “Investor Relations” and then click on the link provided) or via phone by calling 1-800-756-3940 in the United States and Canada, and 1-402-998-0796 internationally.

About STERIS

The mission of STERIS Corporation is to provide a healthier today and safer tomorrow through knowledgeable people and innovative infection prevention, decontamination and health science technologies, products and services. The Company’s more than 5,000 dedicated employees around the world work together to supply a broad array of solutions by offering a combination of equipment, consumables and services to healthcare, pharmaceutical, industrial and government customers. The Company is listed on the New York Stock Exchange under the symbol STE. For more information, visit www.steris.com.

Contact: Aidan Gormley, Senior Director, Corporate Communications and Investor Relations at 440-392-7607.

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STERIS Corporation

News Announcement

This news release and the conference call referenced herein may contain statements concerning certain trends, expectations, forecasts, estimates, or other forward-looking information affecting or relating to the Company or its industry that are intended to qualify for the protections afforded “forward-looking statements” under the Private Securities Litigation Reform Act of 1995 and other laws and regulations. Forward-looking statements speak only as to the date of this report, and may be identified by the use of forward-looking terms such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “targets,” “forecasts,” and “seeks,” or the negative of such terms or other variations on such terms or comparable terminology. Many important factors could cause actual results to differ materially from those in the forward-looking statements including, without limitation, disruption of production or supplies, changes in market conditions, political events, pending or future claims or litigation, competitive factors, technology advances, and changes in government regulations or the application or interpretation thereof. Other risk factors are described in the Company’s Form 10-K and other securities filings. Many of these important factors are outside STERIS’s control. No assurances can be provided as to any future financial results. Unless legally required, the Company does not undertake to update or revise any forward-looking statements even if events make clear that any projected results, express or implied, will not be realized. Other potential risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements include, without limitation, (a) the potential for increased pressure on pricing that leads to erosion of profit margins, (b) the possibility that market demand will not develop for new technologies, products or applications, or the Company’s business initiatives will take longer, cost more or produce lower benefits than anticipated, (c) the possibility that compliance with laws, court rulings, regulations, or certification requirements of domestic and foreign authorities may delay or prevent new product introductions, affect the production and marketing of existing products, or otherwise affect Company performance, (d) the potential of international unrest or effects of fluctuations in foreign currencies of countries where the Company does a sizeable amount of business, (e) the possibility of reduced demand, or reductions in the rate of growth in demand, for the Company’s products and services, and (f) the ability of the Company to successfully complete and/or realize the anticipated benefits of the proposed divestitures of certain Life Sciences product lines.

STERIS Corporation

Consolidated Condensed Statements of Income

(In thousands, except per share data)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Net revenues	$284,389	$274,286	$804,032	$790,955
Cost of revenues	164,827	159,189	463,090	458,673

Gross profit	119,562	115,097	340,942	332,282
Operating expenses:
Selling, general, and administrative	70,465	69,623	214,975	214,182
Research and development	9,185	7,648	27,173	21,726

	79,650	77,271	242,148	235,908

Income from operations	39,912	37,826	98,794	96,374
Interest expense, net	634	448	2,020	1,432

Income before income tax expense	39,278	37,378	96,774	94,942
Income tax expense	14,821	10,285	35,807	31,008

Net income	$24,457	$27,093	$60,967	$63,934

Earnings per common share data:
Basic earnings per common share	$0.35	$0.39	$0.88	$0.92
Diluted earnings per common share	0.35	0.38	0.87	0.91

Weighted average number of common shares outstanding:
Basic number of common shares outstanding	69,134	69,468	69,206	69,425
Diluted number of common shares outstanding	69,838	70,559	70,008	70,631

STERIS Corporation Consolidated Condensed Balance Sheets (In thousands)
	December 31, 2004	March 31, 2004
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$62,196	$80,408
Net accounts receivable	249,003	253,797
Inventories	103,646	98,249
Other current assets	28,409	28,584

Total Current Assets	443,254	461,038

Net property, plant, and equipment	389,119	374,102
Net goodwill and intangible assets	283,901	230,993
Other assets	2,482	2,037

Total Assets	$1,118,756	$1,068,170

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$52,919	$67,988
Other current liabilities	132,897	120,800

Total Current Liabilities	185,816	188,788

Long-term debt	103,432	109,090
Other liabilities	98,460	89,593
Shareholders’ equity	731,048	680,699

Total Liabilities and Shareholders’ Equity	$1,118,756	$1,068,170

STERIS Corporation

Segment Data

(In thousands)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Segment Net Revenues
Healthcare	$204,942	$188,583	$568,657	$547,824
Life Sciences	54,522	63,917	161,769	179,217
STERIS Isomedix Services	24,925	21,786	73,606	63,914

Total Segment Net Revenue	$284,389	$274,286	$804,032	$790,955

Segment Operating Income (Loss)
Healthcare	$38,067	$31,364	$94,516	$83,863
Life Sciences	(3,112)	3,255	(10,575)	3,127
STERIS Isomedix Services	4,957	3,207	14,853	9,384

Total Segment Operating Income	$39,912	$37,826	$98,794	$96,374

	Three Months Ended December 31,		Nine Months Ended December 31,
	2004	2003	2004	2003
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Calculation of Free Cash Flow
Operating Cash Flow	$37,681	$37,727	$99,057	$67,215
Capital Expenditures	13,258	20,594	38,793	48,430

Free Cash Flow	$24,423	$17,133	$60,264	$18,785

Free cash flow is a non-GAAP figure used by the Company as a measure to gauge its ability to invest for growth. Free cash flow is defined as operating cash flow less capital expenditures. STERIS’s calculation of free cash flow may vary from other companies.